Exhibit 99.1

News Release

Jagged Peak Energy Inc. Announces Fourth Quarter and Full-Year 2018
Financial and Operating Results; Provides 2019 Capital, Production, and Cost Guidance

•
Production volumes for the fourth quarter of 2018 grew 6% sequentially from the third quarter and averaged 38.4 MBoe per day (29.1 MBbls/d oil); full-year 2018 production averaged 34.2 MBoe per day, a 102% increase from 2017

•	Year-end 2018 proved reserves increased by 44% to 118.9 MMBoe (60% proved developed), representing reserve replacement of 393%

•	Organic proved developed finding and development costs(1), decreased by 23% from 2017 to $15.55 per Boe in 2018

•
2019 program focuses on Whiskey River and Cochise areas; reduces capital expenditures, retains balance sheet strength, and provides double-digit debt-adjusted production growth in the current price environment

(1) Organic proved developed finding and development costs is a non-GAAP financial measure. Please see the "Non-GAAP Financial Measures" section at the end of this release for a discussion of this metric.

DENVER, Colorado, February 28, 2019 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2018.

Jim Kleckner, President and Chief Executive Officer, commented, “2018 marked another successful year for Jagged Peak, as we firmly delivered on our objective of operational execution. We ended the year with top-tier operating margins, improved average well performance year-over-year, and reduced proved developed finding and development costs, which have resulted in peer-leading return on capital employed. The entire Jagged Peak team was instrumental in achieving each of our 2018 strategic goals, setting the stage for a strong 2019. As we begin the year, the team remains focused on driving additional efficiencies by executing on a 2019 program that contemplates an activity level similar to 2018 with approximately $75 million less in capital expenditures. As we continue to grow our early stage Company, we will strive to consistently provide capital efficient growth, while keeping the balance sheet strong at under two times leverage in a $50/Bbl commodity price environment. By executing on these goals, we believe that we can efficiently get to the size and scale where we can provide organic, sustainable free cash flow to our investors. By continually pressing on capital efficiency, we remain confident in our ability to create shareholder value on our contiguous acreage blocks in the core oil window of the southern Delaware Basin."

Fourth Quarter Results

During the fourth quarter, the Company turned online 9 gross operated wells and reported average daily production of 38.4 MBoe per day, above the high-end of the Company's previously announced guidance range of 36.0 – 38.0 MBoe per day. Oil production for the quarter averaged 29.1 MBbls per day, above the midpoint of the Company's previously announced guidance range of 28.0 – 30.0 MBbls per day. Average daily production in the fourth quarter of 2018, grew sequentially by 6% from the third quarter of 2018, and by 60% from the fourth quarter of 2017. Fourth quarter production mix was comprised of 76% oil, 15% NGLs, and 9% natural gas. Similar to the third quarter of 2018, the Company had increased ethane recovery, which resulted in increased NGL and oil equivalent volumes for the fourth quarter of 2018.

Reported revenue for the fourth quarter of 2018 was $138.5 million, compared to $104.4 million in the fourth quarter of 2017. The increase in revenue in the fourth quarter of 2018 compared to the same period in 2017 was a result of the 60% increase in production volumes, as fourth quarter 2018 average realized prices, before the effects of derivative settlements, were 17% below the fourth quarter of 2017 on a per Boe basis. Average realized prices for the fourth quarter of 2018 are included in the table below.

	Three Months Ended December 31, 2018
	Before the Effects of Derivative Settlements	After the Effects of Derivatives Settlements
Oil ($/Bbl)	$48.22	$48.06
NGL ($/Bbl) (1)	$15.44	$15.44
Gas ($/Mcf) (1)	$0.70	$0.70
Boe ($/Boe)	$39.18	$40.06

(1) Due to the adoption of ASC 606 (Revenue Recognition) as of January 1, 2018, the average sales prices are net of gathering and processing expenses ("G&P") of $0.25 per Mcf of natural gas and $5.69 per Bbl of NGLs.

The table below provides a summary of the Company's fourth quarter and full-year 2018 actuals in comparison to its previously provided guidance ranges.

	Three Months Ended December 31, 2018
	Actual	Guidance (1)
Production
Average daily equivalent production (MBoe/d)	38.4	36.0 – 38.0
Average daily oil production (MBbl/d)	29.1	28.0 – 30.0

	Twelve Months Ended December 31, 2018
	Actuals	Guidance (1)
Production
Average daily production (MBoe/d)	34.2	33.6 – 34.1
Average daily oil production (MBbl/d)	26.4	26.1 – 26.6

Income Statement
Lease operating expense ($/Boe)	$3.40	$3.25 – $3.75
General and administrative (before equity-based compensation) ($MM)	$39.1	$42 – $44
Production and ad valorem taxes (% of revenue)	6.0%	6.0% – 7.0%

Capital Expenditures
Drilling and completion ($MM)	$690.8	$650 – $680
Infrastructure and other ($MM)	$20.2	$18 – $22
Total development capital ($MM)	$711.0	$668 – $702

Operated Activity
Gross horizontal wells brought online	45	45 – 47

(1) Guidance as provided in the Company's third quarter earnings and operational update press release on
November 8, 2018.

For the fourth quarter of 2018, the Company reported net income of $186.3 million, or $0.87 per diluted common share. Net income for the fourth quarter of 2017 was $12.8 million, or $0.06 per diluted common share. Adjusted net income (a non-GAAP measure) for the fourth quarter of 2018, was $28.2 million, or $0.13 per diluted common share, compared to $20.2 million, or $0.09 per diluted common share for the same period in 2017. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as certain equity-based compensation, non-cash mark-to-market gains or losses on derivatives and impairment expense, further adjusted for any associated changes in estimated income tax expense. Adjusted EBITDAX (a non-GAAP measure) for the fourth quarter of 2018 was $108.6 million, an increase of $30.2 million from the fourth quarter of 2017.

Please reference the reconciliations of these non-GAAP measures to the most directly comparable GAAP measures at the end of this release.

During the fourth quarter, the Company identified a portion of its Big Tex acreage that it does not currently intend to develop before the expiration of its leases. As a result, a non-cash impairment expense of unproved properties was recorded in the amount of $28.1 million.

Capital expenditures for drilling and completion activities were $155.3 million for the three months ended December 31, 2018. Activity during the quarter included drilling and completing 10 gross (9.4 net) wells, of which, 9 gross (8.9 net) wells were operated by Jagged Peak. Additionally, a portion of the capital spent during the fourth quarter relates to 19 gross (18.4 net) operated wells that were in various stages of being drilled or completed at December 31, 2018. Including capital expenditures for infrastructure of $5.7 million and leasehold acquisition costs of $12.1 million, total capital expenditures for the quarter were $173.1 million. The Company's leasehold acquisition costs for the quarter represent additions or extensions of approximately 1,500 net acres, primarily in Whiskey River.  During 2018, the Company added approximately 4,100 net acres to its position.  As of December 31, 2018, the Company had approximately 79,500 net acres, including Big Tex acres that were impaired, but are still leased by the Company, and approximately 5,100 net surface acres.

The table below provides a comparative breakout of the Company's capital expenditures for the periods indicated:

Capital Expenditures for Oil and Gas Activities
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Acquisitions
Proved properties	$2,401	$—	$2,401	$—
Unproved properties	9,707	13,120	27,354	70,693
Drilling and completion costs	155,258	168,498	690,848	567,555
Infrastructure costs	5,699	7,703	20,162	28,299
Exploration costs	5	17	29	31
Total oil and gas capital expenditures	$173,070	$189,338	$740,794	$666,578

Proved Reserves

Proved oil and gas reserves at December 31, 2018 were estimated at 118.9 MMBoe, an increase of 44% from 82.4 MMBoe at December 31, 2017. The composition of the reserves at the end of 2018 were 77% oil, 12% NGL, and 11% natural gas. Proved developed reserves at year-end 2018 increased 89% from year-end 2017 to 71.4 MMBoe, and represent 60% of total proved reserves compared to 40% at year-end 2017. The Company expects its 2019 exit-to-exit aggregate decline for these PDP wells to be approximately 45%, compared to a 49% aggregate decline rate in 2018. All-in proved reserve replacement for 2018 was 393%. As of December 31, 2018, the Company's PV-10 value for proved reserves (a non-GAAP measure) was $1.8 billion, an increase of 100% from the prior year. For 2018, the Company's organic proved developed finding and development ("F&D") costs were $15.55 per Boe, a decrease of 23% from 2017. Organic proved developed F&D costs are defined as the sum of drilling and completion, infrastructure, and exploration costs included in the above table, divided by the sum of proved developed reserves added through extensions, discoveries and other, including infill reserves in an existing proved field, converted to proved developed, and revisions of previous estimates, included in the proved reserve roll-forward table below.

Please reference the reconciliation of the non-GAAP measure, PV-10 to the most directly comparable GAAP measure, Standardized Measure of Discounted Future Net Cash Flows, at the end of this release.

Proved Reserve Roll-Forward
	Proved Developed (MBoe)	Proved Undeveloped (MBoe)	Total Proved (MBoe)
Balance December 31, 2017	37,739	44,619	82,358
Acquisitions of reserves	442	187	629
Extensions, discoveries and other, including infill reserves in an existing proved field	6,441	29,255	35,696
Converted to proved developed	26,585	(26,585)	—
Revisions of previous estimates	12,711	(18)	12,693
Production	(12,486)	—	(12,486)
Balance December 31, 2018	71,432	47,458	118,890

Jagged Peak's proved reserve estimates as of December 31, 2018, and 2017 were prepared by Ryder Scott Company, L.P. in accordance with the applicable rules of the Securities and Exchange Commission. The reference prices used to determine the reserve quantities and future cash flows were $65.56 per barrel of oil and $3.10 per MMBtu of natural gas. After considering applicable differentials and pricing adjustments, the realized prices were $58.35 per barrel of oil, $34.21 per barrel of NGLs, and $2.23 per Mcf of natural gas.

2019 Capital, Production, and Operating Guidance

The Company's 2019 capital expenditure program is primarily focused on the continued development of the Wolfcamp A formation in Whiskey River and Cochise to further improve F&D cost efficiency and cash flow, resulting in enhanced full-cycle returns on its capital investments. The program contemplates approximately 54 gross (51 net) operated wells and 2 net non-operated wells turned online at a drilling, completion, and equipment ("DC&E") capital cost of approximately $605 million, a significant improvement when compared to the Company's 2018 program, which included 48.0 net wells turned online at a DC&E capital cost of $690.8 million. When planning for 2019, the Company is focusing its efforts on delivering increased capital efficiency to minimize capital outspend and keeping its balance sheet strong. The 2019 program is expected to keep balance sheet leverage under 2.0x debt to EBITDAX in a $50 per barrel WTI environment, while providing ample growth on a year-over-year basis and exit-to-exit basis.

Of the allocated capital for 2019, most of the activity will occur in the Company's Whiskey River and Cochise areas, where it expects to bring online 42 and 7 wells, respectively. In its Big Tex acreage, the Company plans to bring online 5 wells during 2019. Apart from one follow-up Woodford test in Big Tex during the year, the remaining
Big Tex program will target the Wolfcamp A formation, and is primarily concentrated in a high-graded fairway of acreage that was identified through recently acquired 3D seismic data. Based on results from these 5 Big Tex wells, the Company will remain flexible in reallocating capital for up to an additional 7 Big Tex wells during the year. The Company is still pursuing various commercial options to assist with Big Tex development, and has recently entered into an agreement to farm-out a portion of its Big Tex area covering 3,200 gross/net acres. The farm-out allows the Company to receive a 25% carried working interest in up to 7 wells, 2 or more of which will be drilled in 2019, in exchange for approximately 2,200 net acres of the Company's western Big Tex acreage.

Like 2018, the Company's 2019 program in Whiskey River will consist of mostly 2-well pads, which provide significant cost efficiencies over single well development. In the second half of the year, the Company plans to begin transitioning to larger scale development of multiple horizons by executing on a 9-well pilot from three adjacent pads in its Cochise area, which are expected to come online in 2020. By moving to these larger development pads, the Company expects to provide optimal development of its acreage from both a capital efficiency and reservoir productivity standpoint.

During 2018, the Company successfully reduced its well costs and improved its average well performance to increase its capital efficiency. The Company expects its 2019 drilling, completion, and equipment costs will show a further increase to capital efficiency by reducing average cost per lateral foot by approximately 15% year over year, to approximately $1,250 per lateral foot. This decrease is driven by a combination of increased operational efficiencies, decreased service costs, and optimized well design.

Due to the timing of pad completions in the fourth quarter of 2018 and the development schedule in 2019, the Company expects its first quarter 2019 production to decline slightly from its fourth quarter levels, pushing most of the Company's expected 2019 production growth into the second and fourth quarters. The Company expects to exit 2019 with fourth quarter production averaging 32.5 - 36.5 Bbls per day per day of oil (43 - 47 MBoe per day), providing oil production growth of approximately 19% from fourth quarter 2018 to fourth quarter 2019.

The table below provides a summary of the Company's production, capital expenditure and operating guidance for 2019.

Guidance for the Three Months Ended March 31, 2019
Production
Average daily equivalent production (MBoe/d)	36.5 – 37.9
Average daily oil production (MBbl/d)	27.5 – 28.9

Guidance for the Twelve Months Ended December 31, 2019
Production
Average daily equivalent production (MBoe/d)	38.3 – 41.3
Average daily oil production (MBbl/d)	29.2 – 31.2

Income Statement
Lease operating expense ($/Boe)	$3.65 – $4.15
General and administrative (before equity-based compensation) ($MM)	$46 – $50
Production and ad valorem taxes (% of revenue)	6.0% – 7.0%

Capital Expenditures
Drilling and completion ($MM) (1)	$580 – $630
Infrastructure and other ($MM)	$25 – $35
Total development capital ($MM)	$605 – $665

Operated Activity
Gross horizontal wells brought online	52 – 56
Average working interest	~95%
Average lateral length per well	~8,900'

Non-operated Activity
Net horizontal wells brought online	2.0

(1) Includes pad-level infrastructure and equipment

Financial Update

At the end of the fourth quarter, the Company had an undrawn revolving credit facility with elected commitments of $540 million, and $35.2 million of cash on the balance sheet, resulting in total liquidity of $575.2 million. The Company's borrowing base at December 31, 2018 was $900 million. Net debt to adjusted EBITDAX (a non-GAAP measure) was 1.1x on an annualized basis. Please reference the reconciliation of this non-GAAP measure to the most directly comparable GAAP measures at the end of this release.

Conference Call

Jagged Peak will host a conference call and webcast to discuss its fourth quarter and full-year 2018 financial and operating results, and 2019 guidance on March 1, 2019 at 9:00 am MST (11:00 am EST). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-877-823-8605 (international callers, dial 1-647-689-5644) with the conference ID 8268275. A telephone replay will be available from 12:00 noon MST (2:00 pm EST) on March 1, 2019 through March 15, 2019 at 10:00 pm MST (12:00 midnight EST). To access the replay, dial 1-800-585-8367 (international callers dial, 1-416-621-4642) and enter conference ID 8268275. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website approximately two hours after the conference call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events

The Company will be participating in the Scotia Howard Weil 47th Annual Energy Conference in New Orleans, LA on March 25 - 27, 2019. The Company's President and CEO, Jim Kleckner, will be presenting and hosting 1-on-1 meetings.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions), will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “2019 Capital, Production, and Operating Guidance”; securing partners to develop Big Tex acreage; the decrease in well costs and increased capital efficiency, the timing of the program, and its ultimate impact on well performance; expected capital expenditures and expected production. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes, gains or losses on sales of assets, and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a non-GAAP performance measure used by management to evaluate financial performance, prior to non-cash market-to-market gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time items, such as certain equity-based compensation and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

Net Debt to Adjusted EBITDAX

Net debt to adjusted EBITDAX is a non-GAAP measure, which is defined as the face value of the Company's long-term debt, including its senior unsecured notes and amounts drawn on its credit facility, less cash and cash equivalents at quarter end, divided by the Company's quarterly annualized adjusted EBITDAX, as defined above.

PV-10

PV-10 is a non-GAAP metric, which is derived from the Standardized Measure of Discounted Future Net Cash Flows, the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of Jagged Peak's reserves to other companies. Management uses this measure along with other measures when assessing the potential return on investment related to oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. PV-10 and the Standardized Measure of oil and gas do not purport to present the fair value of the Company's proved oil and natural gas reserves.

Organic Proved Developed Finding and Development Costs

Organic proved developed finding and development ("F&D") costs is a financial measure that is used by management to assess the relative amount of development capital needed to develop one barrel of oil equivalent reserves. This measure is defined as the sum of drilling and completion, infrastructure, and exploration costs included in the Company’s “Capital Expenditures for Oil and Gas Activities” table contained in this release, divided by the sum of proved developed reserves added through extensions, discoveries and other, including infill reserves in an existing proved field, converted to proved developed, and revisions of previous estimates, included in the “Proved Reserve Roll-Forward” table contained in this release. The method the Company uses to calculate its organic proved developed F&D costs may differ significantly from methods used by other companies to compute similar measures. As a result, the Company’s organic proved developed F&D costs may not be comparable to similar measures provided by other companies.
This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP in the Company’s 2018 10-K. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, organic proved developed F&D costs does not precisely reflect the costs associated with particular proved reserves. As a result of various factors that could materially affect the timing and amounts of future increases in proved developed reserves and the timing and amounts of future costs, we cannot assure you that our future organic proved developed F&D costs will not differ materially from those presented.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
James Edwards
Director, Investor Relations
jedwards@jaggedpeakenergy.com
720-215-3754

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Production volumes:
Oil (MBbls)	2,673	1,771	9,620	4,979
Natural gas (MMcf)	1,968	1,377	7,992	3,601
NGLs (MBbls)	533	211	1,534	617
Total (MBoe)	3,534	2,211	12,486	6,196
Average daily production volumes:
Oil (Bbls/d)	29,050	19,250	26,355	13,640
Natural gas (Mcf/d)	21,387	14,964	21,897	9,865
NGLs (Bbls/d)	5,799	2,293	4,203	1,690
Total (Boe/d)	38,413	24,037	34,207	16,974

Average Sales Prices (excluding realized hedge settlements and including G&P Deduction):(1)
Oil (per Bbl)	$48.22	$53.10	$56.12	$48.56
Natural gas (per Mcf)	$0.70	$2.45	$1.14	$2.52
NGLs (per Bbl)	$15.44	$30.96	$20.83	$25.25
Combined (per Boe)	$39.18	$47.00	$46.52	$43.00

Average Sales Prices (including realized hedge settlements and G&P Deduction):(1)
Oil (per Bbl)	$48.06	$49.54	$52.57	$48.04
Natural gas (per Mcf)	$0.70	$2.45	$1.14	$2.52
NGLs (per Bbl)	$15.44	$30.96	$20.83	$25.25
Combined (per Boe)	$40.06	$44.15	$43.79	$42.58

Average Operating Costs (per Boe):
Lease operating expenses	$3.12	$3.25	$3.40	$2.88
Gathering and processing expenses	$—	$0.91	$—	$0.71
Production and ad valorem tax expenses	$2.32	$2.35	$2.77	$2.60
Depletion, depreciation, amortization and accretion	$17.49	$19.82	$17.81	$17.92
General and administrative expense (before equity-based compensation expense)	$2.92	$2.36	$3.13	$3.73

(1) Due to the adoption of ASC 606 (Revenue Recognition) as of January 1, 2018, the average sales prices for the three and twelve months ended December 31, 2018 are net of gathering and processing expenses ("G&P") of $0.25 and $0.44 per Mcf of natural gas and $5.69 and $7.33 per Bbl of NGLs, respectively. This standard affects comparability between 2017 and 2018 for revenues, average sales prices and G&P expenses but does not impact net income.

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	December 31, 2018	December 31, 2017

	(in thousands)
Assets:
Cash and cash equivalents	$35,229	$9,523
Other current assets	165,905	51,540
Property and equipment, net	1,530,285	1,038,947
Other noncurrent assets	35,722	3,418
Total assets	$1,767,141	$1,103,428

Liabilities and Stockholders' Equity:
Current liabilities	$187,982	$174,475
Long-term debt	489,239	155,000
Deferred income taxes	124,418	57,943
Other long-term liabilities	17,552	16,665
Stockholders' equity	947,950	699,345
Total liabilities and stockholders' equity	$1,767,141	$1,103,428

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$138,473	$103,948	$580,894	$266,424
Other operating revenues	64	474	750	888
Total revenues	138,537	104,422	581,644	267,312
Operating Expenses
Lease operating expenses	11,016	7,190	42,406	17,874
Gathering and processing expenses	—	2,020	—	4,424
Production and ad valorem taxes	8,205	5,204	34,642	16,120
Exploration	5	17	29	31
Depletion, depreciation, amortization and accretion	61,803	43,825	222,355	111,049
Impairment of unproved oil and natural gas properties	28,145	8	28,198	373
Other operating expenses	(2)	24	63	247
General and administrative (before equity-based compensation)	10,326	5,229	39,126	23,091
General and administrative, equity-based compensation	2,675	11,334	83,346	442,976
Total operating expenses	122,173	74,851	450,165	616,185
Income (Loss) from Operations	16,364	29,571	131,479	(348,873)
Other Income and Expense
Gain (loss) on commodity derivatives	229,764	(58,537)	119,338	(42,615)
Gain on sale of assets	—	—	6,225	—
Interest expense and other	(8,044)	(1,367)	(25,109)	(2,503)
Total other income (loss)	221,720	(59,904)	100,454	(45,118)
Income (Loss) before Income Taxes	238,084	(30,333)	231,933	(393,991)
Income tax expense (benefit)	51,738	(43,096)	66,475	57,943
Net Income (Loss)	$186,346	$12,763	$165,458	$(451,934)

Net Income (Loss) attributable to Jagged Peak Energy LLC (predecessor)	$—	$—	$—	$(375,476)
Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders	186,346	12,763	165,458	(76,458)
Net Income (Loss)	$186,346	$12,763	$165,458	$(451,934)

Net income (loss) attributable to Jagged Peak Energy Inc. Stockholders per common share:
Basic	$0.87	$0.06	$0.78	$(0.36)
Diluted	$0.87	$0.06	$0.78	$(0.36)

Weighted-average common shares outstanding:
Basic	213,186	212,931	213,128	212,932
Diluted	213,464	213,553	213,203	212,932

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$186,346	$12,763	$165,458	$(451,934)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	61,803	43,825	222,355	111,049
Impairment of unproved oil and natural gas properties	28,145	8	28,198	373
Amortization of debt issuance costs	587	199	2,340	606
Deferred income taxes	51,738	(43,096)	66,475	57,943
Equity-based compensation	2,675	11,334	83,346	442,976
(Gain) Loss on commodity derivatives	(229,764)	58,537	(119,338)	42,615
Net cash receipts (payments) on settled derivatives	(429)	(6,309)	(34,134)	(2,618)
(Gain) on sale of oil and natural gas properties	—	—	(6,225)	—
Other	(80)	1,005	(314)	882
Change in operating assets and liabilities:
Accounts receivable and other current assets	18,581	(13,150)	(11,273)	(40,442)
Other assets	—	—	—	(3)
Accounts payable and accrued liabilities	(9,693)	8,327	30,768	17,424
Net cash provided by operating activities	109,909	73,443	427,656	178,871
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(10,817)	(12,865)	(29,671)	(73,492)
Development of oil and natural gas properties	(155,630)	(174,383)	(706,689)	(523,559)
Other capital expenditures	(1,991)	349	(5,236)	(2,983)
Proceeds from sale of oil and natural gas properties	—	—	8,377	—
Net cash used in investing activities	(168,438)	(186,899)	(733,219)	(600,034)
Cash Flows from Financing Activities
Proceeds from senior notes	—	—	500,000	—
Proceeds from senior secured revolving credit facility	—	120,000	165,000	165,000
Repayment of senior secured revolving credit facility	—	—	(320,000)	(142,000)
Debt issuance costs	(181)	(921)	(13,531)	(2,362)
Proceeds from issuance of common stock in IPO, net of underwriting fees	—	—	—	401,625
Costs related to initial public offering	—	—	—	(3,216)
Employee tax withholding for settlement of equity compensation awards	—	—	(200)	(88)
Net cash provided by financing activities	(181)	119,079	331,269	418,959
Net Change in Cash and Cash Equivalents	(58,710)	5,623	25,706	(2,204)
Cash and Cash Equivalents, Beginning of Period	93,939	3,900	9,523	11,727
Cash and Cash Equivalents, End of Period	$35,229	$9,523	$35,229	$9,523

Jagged Peak Energy Inc.
Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. The schedule below summarizes the hedges the Company has in place to hedge the price of WTI and the differential between the Cushing and Midland oil prices.

As of February 28, 2019, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
First Quarter 2019	1,890,000	$59.95
Second Quarter 2019	1,911,000	$59.95
Third Quarter 2019	1,932,000	$59.95
Fourth Quarter 2019	1,932,000	$59.95
Full Year 2019	7,665,000	$59.95
Full Year 2020	2,928,000	$60.82

Oil Basis Swaps:
First Quarter 2019	2,070,000	$(7.17)
Second Quarter 2019	2,093,000	$(7.17)
Third Quarter 2019	2,300,000	$(4.79)
Fourth Quarter 2019	2,300,000	$(4.79)
Full Year 2019	8,763,000	$(5.92)
Full Year 2020	9,516,000	$(1.31)

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income, Adjusted EBITDAX and Adjusted EBITDAX Margin
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

	(in thousands, except for per share and Boe metrics)
Adjusted Net Income (Loss)
Net income (loss)	$186,346	$12,763	$165,458	$(451,934)
Adjustments to reconcile to adjusted net income
Impairment of unproved oil and natural gas properties	28,145	8	28,198	373
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(230,193)	52,228	(153,472)	39,997
Equity-based compensation expense related to allocated management incentive units (1)	—	9,435	74,470	438,401
Gain on sale of assets	—	—	(6,225)	—
Deferred income tax expense recorded in connection with the Company's initial public offering	—	1,598	—	80,704
Income tax effect for the above items	43,907	(18,527)	28,529	(14,347)
Impact of reduction in Federal statutory rate	—	(37,282)	—	(37,282)
Adjusted net income	$28,205	$20,223	$136,958	$55,912

Adjusted net income per basic common share	$0.13	$0.09	$0.64	$0.26
Adjusted net income per diluted common share	$0.13	$0.09	$0.64	$0.26

Basic common shares	213,186	212,931	213,128	212,932
Diluted common shares	213,464	213,552	213,203	212,979

Adjusted EBITDAX
Net income (loss)	$186,346	$12,763	$165,458	$(451,934)
Adjustments to reconcile to adjusted EBITDAX
Interest expense, net of capitalized	8,057	1,251	25,152	2,861
Income tax expense (benefit)	51,738	(43,096)	66,475	57,943
Depletion, depreciation, amortization and accretion	61,803	43,825	222,355	111,049
Impairment of unproved oil and natural gas properties	28,145	8	28,198	373
Exploration expenses	5	17	29	31
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(230,193)	52,228	(153,472)	39,997
Equity-based compensation expense (2)	2,675	11,334	83,346	442,976
Gain on sale of assets	—	—	(6,225)	—
Adjusted EBITDAX	$108,576	$78,330	$431,316	$203,296

Total production (MBoe)	3,534	2,211	12,486	6,196
Adjusted EBITDAX margin per Boe (3)	$30.72	$35.43	$34.54	$32.81

(1) In connection with the IPO, management incentive units were converted to common stock. A portion of this common stock was transferred to JPE Management Holdings LLC and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement (the “Holdco Agreement”). The compensation expense related to these shares was primarily recognized ratably as they vested according to the terms of the Holdco Agreement. However, in February 2018, the Company incurred $71.3 million in accelerated compensation expense related to the modification of service requirements. Only compensation expense related to management incentive units allocated at the time of the IPO is excluded from the calculation of adjusted net income.
(2) Equity-based compensation expense for the twelve months ended December 31, 2018 includes $74.5 million related to management incentive units that converted to common stock in connection with the IPO and $8.9 million related to equity awards issued under the Company's long-term incentive plan.
(3) Adjusted EBITDAX margin is calculated as Adjusted EBITDAX divided by total production, expressed as adjusted EBITDAX per Boe.

Jagged Peak Energy Inc.
Reconciliation of GAAP Standardized Measure of Discounted Future Net Cash Flows to non-GAAP PV-10
(Unaudited)

The following table provides a reconciliation of the GAAP financial measure of Standardized measure of discounted future net cash flows to the non-GAAP financial measure of PV-10. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

Standardized measure of discounted future net cash flows	$1,543,268
Present value of future income taxes discounted at 10%	288,867
PV-10	$1,832,135

 Note: In accordance with the applicable rules of the Securities and Exchange Commission, the reference prices used to determine the reserve quantities and future cash flows were $65.56 per barrel of oil and $3.10 per MMBtu of natural gas. After considering applicable differentials and pricing adjustments, the realized prices were $58.35 per barrel of oil, $34.21 per barrel of NGLs, and $2.23 per Mcf of natural gas.